EXHIBIT (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

Of

Crystal Rock Holdings, Inc.

at

$0.97 Per Share

by

CR Merger Sub, Inc.

and

Cott Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 20, 2018, UNLESS THE OFFER IS EXTENDED.

February 20, 2018

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by CR Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Cott Corporation, a Canadian corporation (“Cott”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Crystal Rock Common Stock” or the “Shares”), of Crystal Rock Holdings, Inc., a Delaware corporation (“Crystal Rock”), at a price of $0.97 per Share (the “Offer Price”), payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase (as defined below) and the Letter of Transmittal (as defined below) enclosed herewith.

Holders of Shares whose certificates representing such Shares (“Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined below) prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

1. The Offer to Purchase, dated February 20, 2018 (as it may be amended or supplemented, the “Offer to Purchase”).

2. The Letter of Transmittal (as it may be amended or supplemented the “Letter of Transmittal”) to tender Shares for your use and for the information of your clients.

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates are not immediately available or if such Certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) prior to the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer.

4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 20, 2018, UNLESS THE OFFER IS EXTENDED.

There is no financing condition to the Offer. The Offer is conditioned upon the satisfaction of the Minimum Condition (as defined below) and the other conditions set forth in the Offer to Purchase. See Section 15—“Conditions of the Offer” of the Offer to Purchase. The “Minimum Condition” requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by Cott or Purchaser, in the aggregate, or with respect to which Cott or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least one Share more than 50% of the Fully Diluted Shares (excluding from the number of tendered Shares, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the Delaware General Corporation Law (the “DGCL”)).

“Fully Diluted Shares” means all outstanding securities entitled to vote in the election of directors of Crystal Rock, together with all such securities which Crystal Rock would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not vested or then convertible, exchangeable or exercisable.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 12, 2018 (as it may be amended, restated or supplemented from time to time, the “Merger Agreement”), among Cott, Purchaser and Crystal Rock. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the consummation of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and pursuant to Section 251(h) of the DGCL, Purchaser will merge with and into Crystal Rock (the “Merger”), with Crystal Rock continuing as the surviving corporation and an indirect wholly-owned subsidiary of Cott.

On February 11, 2018, the Crystal Rock Board of Directors (the “Crystal Rock Board”) unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Crystal Rock and its stockholders; (ii) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable; (iii) approved the execution, delivery and performance by Crystal Rock of the Merger Agreement and the consummation of the transactions contemplated thereby; (iv) resolved that the Merger will be effected under Section 251(h) of the DGCL; and (v) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser in the Offer. Accordingly, and for other reasons described in more detail in Crystal Rock’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being filed with the Securities and Exchange Commission (the “SEC”) and, together with the Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the stockholders of Crystal Rock in connection with the Offer, the Crystal Rock Board unanimously recommends that Crystal Rock’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

In all cases, Purchaser will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (i) Certificates representing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in Section 2—“Acceptance for Payment and Payment for Shares” of the Offer to Purchase) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

Holders of Shares whose Certificates are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary prior to the expiration of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase. Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than to the Depositary and the Information Agent) (as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will reimburse you, upon request, for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall make you or any other person, the agent of Cott, Purchaser, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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